                            Exhibit 10(D)(3)

                          Board of Directors
                        Electro Rent Corporation
                          6060 Sepulveda Blvd.
                           Van Nuys, CA 91411

                            October 8, 2003

Mr. William Weitzman
Electro Rent Corporation
6060 Sepulveda Blvd.
Van Nuys, CA 91411

Dear Bill:

I wanted to confirm the basis upon which you will be retiring from Electro
Rent. Once your current term as an officer and director ends (at our Annual
Meeting on October 9, 2003), you are not going to accept re-election in either capacity.  During the remainder of 2003, you will be working with us to transition your current responsibilities and to assist those of us who will be assuming them and to assist us in the potential development of our
European activities.  You will work a relaxed schedule using some vacation time prior to your departure.  Your last day as an employee of Electro Rent will be January 5, 2004, your 65th birthday.

Under the circumstances, we have agreed to provide you with the compensation and benefits under Section 2.3 of your Employment Agreement, as well as those under the first Amendment to that Agreement. Accordingly, you will receive (i) gross aggregate cash of $2,055,000 under Section
2.3(a) of your Employment Agreement, (ii) health plans and welfare as well as other fringe benefits under Section 2.3(b) of (and under Amendment 1 to)
your Employment Agreement and (iii) cash equal to the 401(k) and SERP contributions (based on annual total compensation of $685,000) under
Section 2.3(c) of your Employment Agreement.  The above clarifies, but in no way modifies, the terms of your Employment Agreement.

Sincerely,

/s/ Daniel Greenberg
--------------------
Daniel Greenberg
Chairman and CEO
On behalf of the Board of Directors